Exhibit 10.5

OEM LICENSE AGREEMENT

This OEM License Agreement (hereinafter referred to as the “Agreement”) is entered into by and between THERMOANALYTICS, INC. (the “Company”) located at 23440 Airpark Boulevard, Calumet, Michigan 49913 and EXA CORPORATION, located at 3 Burlington Woods Drive, Burlington, Massachusetts 01803 (the “Licensee”), jointly referred to as the “Parties”. The Agreement shall be effective when the Agreement, with its attached exhibits, is executed by signing as provided below. Company agrees to grant Licensee certain licenses subject to the terms and conditions of the Agreement attached hereto and the exhibits specified below and attached hereto.

EXHIBITS: A, B, C, D, and E.

EACH OF COMPANY AND LICENSEE ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH ON THIS COVER PAGE AND IN THE AGREEMENT AND EXHIBITS ATTACHED HERETO, UNDERSTANDS ALL TERMS AND CONDITIONS CONTAINED THEREIN, AND AGREES TO BE BOUND THEREBY.

THERMOANALYTICS, INC.		EXA CORPORATION

BY:	/s/ Keith Johnson	BY:	/s/ Edmond L. Furlong

NAME:	Keith Johnson	NAME:	Edmond L. Furlong

TITLE:	President	TITLE:	Chief Operating Officer

DATE:	10/24/2006	DATE:	10/26/06

PHONE:		PHONE:

TERMS AND CONDITIONS

1.0	DEFINITIONS

In this Agreement, the terms:

1.1

“Derivative Product” means the adapted version of a Product (as that term is defined in Section 1.6 below), which adapted version is provided to Licensee and will be offered by Licensee as under Licensee’s trademark. The Derivative Product shall include an interactive pre- and post- processor with the ability to launch a simulation from within the GUI and a batch mode (no GUI) solver that will be used in coupled simulations. The initial Derivative Product provided pursuant to this Agreement shall be derived from the RadTherm® product, shall be marketed by Licensee as “PowerTHERM” and is listed under the Derivative Product column heading on EXHIBIT A. Each additional Derivative Products, if any, shall be added to EXHIBIT A under the Derivative Product column heading adjacent to the Product from which it is derived. If the Parties deem it necessary for identification purposes, descriptions or specifications of such additional Derivative Products may be appended to EXHIBIT A.

1.2	“Documentation” means any combination of internal or commercially published user manuals, programming guides, system guides and related materials of Company which facilitate the Use of the Derivative Product. With respect to each Derivative Product, all references to Company’s trademark (e.g., RadTherm for the initial Product) in the executable code, online documentation, and tutorials will be replaced in the Derivative Product with references to Licensee’s trademark (e.g., PowerTHERM for the initial Derivative Product).

1.3	“End User License Agreement” means a separate executed agreement between Licensee and its customers whereby Licensee grants rights in the Derivative Product to the customer which agreement contains terms and conditions consistent with this Agreement and is no less onerous than this Agreement. The form of the End User License Agreement, along with any changes thereto, to be used by Licensee must be approved by Company and Licensee must obtain the prior approval of Company before entering into any End User License Agreement that deviates from such form in a manner that materially diminishes the protections afforded Company. Such End User License Agreement may be used by Licensee in “click through,” “shrink wrap,” and/or signed format.

1.4

“Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory law, common law or by contract, and whether or not perfected, including, without limitation, all (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this Section and any other proprietary rights relating to intangible property (but specifically excluding trademark, trade dress, trade name, design patent or service mark rights); and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing or hereafter filed or issued or acquired.

1.5	“Object Code” means a form of computer software program resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, and thus is a form that would not be convenient to human understanding of the program logic, but which is appropriate for the construction and linking of binary executable modules, as well as for execution and interpretation by a computer.

1.6

“Product” means Company’s products, which are listed on EXHIBIT A under the Product column heading, that are adapted into Derivative Products. The initial Product to be adapted into a Derivative Product pursuant to this Agreement shall be Company’s RadTherm® product. Additional Products, if any, shall be added to EXHIBIT A under the Product column. If the Parties deem it necessary for identification purposes, descriptions or specifications of such additional Products may be appended to EXHIBIT A.

1.7	“Release” of a Product refers to the number prior to the decimal point of the Product’s identification number. “Version” of Product refers to the number after the decimal point of the Product’s identification number, for example, RadTherm 8.1 refers to Release 8, Version 1 of Company’s Product.

1.8	“Source Code” means a form of computer software program from which Object Code can be produced and in which the program logic is easily deduced by a human being, such as a printed listing of the program, or in an encoded machine-readable form, such as might be recorded on magnetic tape or disk, from which a printed listing can be made by processing it with a computer.

1.9	“Update” means the distribution of new Releases or Versions of the Derivative Product to Licensee’s existing customers.

1.10	“Use” means copying any portion of the Derivative Product into a computer and/or transmitting it to a computer for processing of the machine instructions or statements contained in such materials, for the execution of the Derivative Product.

2.0	LICENSE

2.1	Grant of License. Subject to the provisions of this Agreement, Company grants to Licensee for the term of this Agreement a worldwide, exclusive Object Code license to Use the Derivative Product to the full extent necessary to test, demonstrate, market and sublicense the Derivative Product and to sublicense end users to Use the Derivative Product for their internal purposes, subject to the provisions of this Agreement and the exhibits attached hereto.

2.2	End User Licenses; Distributors. Subject to the License described above and the restrictions set forth in Section 2.3, Licensee will have the exclusive, worldwide right to grant licenses to end users to Use the Derivative Products. All such licenses shall be pursuant to an End User License Agreement. Subject to such End User License Agreements and the restrictions set forth in Section 2.3, Licensee shall have the right to sell licenses to the Derivative Product through distributors.

2.3	Certain Restrictions on Commercial Sale of Licenses. Licensee will sell (and will instruct its distributors to sell) the Derivative Product only to customers that are licensing Licensee’s PowerFLOW product through any of Licensee’s various licensing models. For the avoidance of doubt, Licensee and its distributors may sell the Derivative Product to any department, division, or business unit of a Licensee customer that is licensing the PowerFLOW product even if such department, division or business unit is not using or licensing the PowerFLOW product.

2.4	Scope of Exclusivity. Neither Company nor Company’s existing distributors of the Product will have any right to sell or license any Derivative Product nor will they be involved in Licensee’s sales and services arrangements with Licensee’s customers and prospects except to the extent specifically permitted by Licensee. This Section 2.4 shall not be construed as a restriction on any of Company’s or Company’s distributors’ rights with respect to the Products from which the Derivative Products are derived.

2.5	Marketing Licenses. Company shall provide to Licensee and Licensee shall have the right to Use copies of the Derivative Product, free of charge, that are reasonably necessary for the following purposes only:

(a)	Licensee’s internal Use of the Derivative Product for development, testing, and training purposes by its own personnel.

(b)	Licensee shall have the right to Use the Derivative Product for demonstration or for any pre- or post-sales purposes by its own personnel, and the personnel of any authorized agent.

(c)	Licensee shall have the right to sublicense the Derivative Product to third parties, free of charge, for evaluation of the Derivative Product for possible purchase.

2.6	Consulting Services Licenses: Licensee Option. Company hereby grants to Licensee the option to purchase from Company licenses for the Derivative Product for use by Licensee for paid consulting projects for a fee that shall be equal to the discounted list price for commercial licensees set forth in Section 5.1 and EXHIBIT C hereof. Such licenses may be utilized by Licensee at its discretion for consulting projects; however, Licensee will ensure that licenses issued for such consulting services are clearly distinguished from licenses issued for validation and development activities.

2.7	Consulting Services Licenses: Company Option. Licensee shall also permit Company to purchase from Licensee licenses for Licensee’s PowerFLOW software or related software for use by Company for paid consulting projects at a discounted price from standard commercial customer license fees.

2.8	Validation Licenses. To enable Licensee to continue development of its PowerFLOW software and PowerFLOW/Derivative Product coupling capabilities, Company will provide development and validation licenses to the Derivative Product to Licensee at no charge. To enable Company to continue development of its RadTherm software and validation of PowerFLOW/Derivative Product coupling capabilities, Licensee will also provide development and validation licenses to the PowerFLOW software to Company at no charge. Such development and validation licenses shall be used exclusively for the purposes set forth in this Section 2.8.

2.9	Academic Licenses. Company will charge Licensee a license fee equal to **% of the discounted commercial license fee set forth in Section 5.1 and EXHIBIT C to license academic partners of Licensee for non-commercial use of the Derivative Product.

2.10	Derivative Product Reproduction. Licensee may reproduce the Derivative Product to the extent necessary to support its sales, distribution, training, and support activities. Company will generate the license keys for the Derivative Product upon request by Licensee typically within one business day of the request by Licensee.

2.11	Development of GUI. Company acknowledges and agrees that Licensee has the right to develop its own Graphical User Interface (GUI) for each Derivative Product. Company agrees to provide the necessary support to enable Licensee to develop such GUI. Specifically, Company will provide access and documentation to the TDF Library API and/or its successors such that Licensee can develop, extend, and support its own GUIs.

3.0	OWNERSHIP OF INTELLECTUAL PROPERTY

3.1	Ownership. Company will retain ownership of all Intellectual Property Rights in and to the Products, the Derivative Products, or other Company software. Licensee will retain all Intellectual Property Rights in and to its products and software (including, without limitation, the PowerFLOW software) as well as to developments to support coupling of the Derivative Product to Licensee’s products and any other developments (such as the GUI referred to in Section 2.11 hereof) contributed by Licensee to the Derivative Product.

3.2	Copyright Acknowledgement. The startup screen and any other screens on which copyright notices are included shall state: Copyright © ThermoAnalytics, Inc. and Ford Global Technologies, Inc.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

3.3	No Transfer of Intellectual Property Ownership. Except as explicitly licensed hereunder, nothing contained herein shall be construed to transfer any Intellectual Property Rights from one Party to the other Party or limit either Party’s title to its Intellectual Property Rights or prevent either Party from protecting their Intellectual Property Rights.

4.0	DELIVERY; PLATFORMS

4.1	Delivery. As soon as practicable but no more than thirty (30) days after delivery and execution of this Agreement, including the exhibits attached hereto, Company agrees to deliver to Licensee the initial Derivative Product specified in EXHIBIT A attached hereto and the Documentation therefor. Subsequent Derivative Products, if any, shall be delivered in accordance with agreement of the Parties.

4.2	Platforms. Licensee may request and receive the Derivative Product for any platform, operating system and/or compiler that Licensee supports for delivery of its products. To be clear, this includes platforms, operating systems and compilers both currently supported and those that may be added by Licensee in the future. EXHIBIT B sets forth the current list of Licensee supported platforms and the current status of Company support for those platforms. Company will make a good faith effort to make the Derivative Product available on a platform, operating system and compiler requested by Licensee in a reasonable timeframe. If Company is unable to release the Derivative Product for a requested system within such reasonable timeframe (which shall be no longer than thirty (30) days from the date of the request), Company will provide written details about the problems related to that request, and will work with Licensee to develop a plan for solving the problems or releasing an acceptable alternative.

5.0	PAYMENT; TAXES

5.1	License Fees. For each license of the Derivative Product sold and delivered to a commercial customer, Licensee shall pay to Company the current list price of the Product from which the Derivative Product is derived (e.g., the current list price of RadTherm licenses for PowerTHERM licenses) less the discount set forth on EXHIBIT C. The current list prices for RadTherm licenses are set forth on EXHIBIT C 1. Price lists for additional Products, if any, from which additional Derivative Products are created and made available to Licensee pursuant to this Agreement, shall be attached hereto as EXHIBITS C2, C3, etc. Company will provide reasonable notice of any potential list price increases.

5.2	Elimination of Discount. If Licensee decides to sell an integrated radiation/conduction solution based on a product that is competitive with the Product (either developed internally or from a third-party), Company may reduce or eliminate the discount on the price of sublicenses of the Derivative Product set forth in EXHIBIT C. Notwithstanding introduction of such a competitive product, all other terms and conditions of this Agreement shall remain in full force and effect.

5.3	Taxes. All payments provided for in this Agreement are exclusive of, and Licensee shall pay, all taxes, customs, duties, insurance, shipping and other charges based on sale of licenses of the Derivative Product, except any taxes based on Company’s income. Payments made to Company shall be in the currency of Licensee’s customer (e.g., Euros, U.S. Dollars or Yen).

5.4	Order Procedure. For each order, Licensee will send a purchase order and related customer information to Company. Company will process the order promptly, generating a temporary or final license file for the customer as requested by Licensee and appropriate license keys. Company will send an invoice to Licensee for each order. The invoice shall set forth as separate line items license fees, taxes, customs duties, insurance, shipping and other charges.

5.5	Payment Terms; Overdue Payments. Licensee shall pay all undisputed amounts set forth in Company’s invoice within sixty (60) days of receipt thereof. Licensee may offset from such payment license fees previously paid for Derivative Products that have been returned for refund to Licensee. If Licensee has any outstanding invoices which are past due by more than 60 days, Company may stop providing license files to Licensee until the outstanding balance is paid in full.

6.0	RECORD KEEPING AND REPORTS

Licensee agrees to maintain reasonable shipment records relating to all Derivative Products licensed hereunder. Licensee shall prepare and submit quarterly reports to Company no later than forty-five (45) days following the last business day of each of Licensee’s fiscal quarters. Such reports shall specify the number of sublicenses of Derivative Product distributed by Licensee, the customers (company name only) who have purchased the Derivative Product, with such information treated as the confidential information of Licensee, subject to the confidentiality requirements defined in Section 10.0 of this Agreement, and the license fees due to Company pursuant to Section 5.1 and EXHIBIT C.

7.0	TRADEMARKS

The trademarks and trade names under which Company markets any Product (e.g., “RadTherm”) are the property of Company. Similarly the trademarks and trade names under which Licensee markets any Derivative Product (e.g., “PowerTHERM”) are the property of Licensee. This Agreement does not give Licensee or Company any rights to the others’ trademarks or trade names.

8.0	DOCUMENTATION

8.1	Obligation to Provide. Company will make available to Licensee a version of Documentation complete and in sufficient detail to allow a competent user the ability to Use the Derivative Product. All documentation shall be delivered in ASCII text, Microsoft Word or RTF electronic files format.

8.2	Right to Copy. Licensee may reproduce and distribute the existing version or modified versions of the Documentation in any language. In the event Company produces translated or modified versions of the Documentation, Company shall promptly furnish Licensee with copies of such versions.

8.3	Reviews and Edits. Company also agrees to perform timely reviews and edits of Licensee’s final documentation as well as any Licensee produced collateral materials, white papers or other written materials produced to assist in the selling and Use of the Product.

9.0	DISTRIBUTION; EXPORT RESTRICTIONS

9.1	End User License Agreements. Licensee shall take all appropriate steps to assure that Company’s rights in the Derivative Product are protected in the course of its business by providing that an End User License Agreement is signed by or otherwise accepted by all customers of Licensee. Acceptance may be effected by use of “click through” and “shrink wrap” agreements.

9.2	Survival of Sublicenses. The rights of Licensee’s customers who license access to the Derivative Product through an End User License Agreement, and their ability to exercise all their rights subject to the terms of such End User License Agreement and to renew such End User License Agreement, will survive any termination of the Agreement between Company and Licensee, provided that Licensee pays to Company license fees for renewal of such End User License Agreement in accordance with Section 5.1 and EXHIBIT C.

9.3	Export Laws. Licensee warrants and hereby gives written assurance to Company that it will do all things necessary to comply with the current United States Export Administration laws and regulations as they apply to Derivative Product, Documentation, and all other things delivered to, or derived from things delivered to, Licensee under this Agreement (all and any part of such things collectively referred to as “Technical Data”). Licensee agrees to comply with these laws and regulations as they apply at the time of exporting said Technical Data, as they may be revised and modified by U.S. Government at various times.

10.0	CONFIDENTIAL INFORMATION

10.1

Definition of Confidential Information. As used herein, “Confidential Information” means information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and identified as confidential, including, without limitation, either Party’s software (whether in object code or source code), documentation, trade secrets or other proprietary information, including information disclosed prior to the date hereof, with respect to either Party’s business and operations (including the business and operations of its subsidiaries). Confidential Information disclosed in tangible form must be marked as confidential. Confidential Information disclosed in electronic media must display a confidentiality notice when the information is printed or displayed. All other

Confidential Information must be identified as confidential in writing within ten days of initial disclosure. Company’s and Licensee’s software and documentation and Licensee’s customer data shall be considered Confidential Information whether or not it is so identified or marked.

10.2	Exceptions. Confidential Information does not include information (i) generally known on a non-confidential basis (without fault of the Receiving Party) to companies in the Disclosing Party’s business; (ii) lawfully obtained by the Receiving Party without restriction on disclosure; (iii) known to the Receiving Party prior to receipt from the Disclosing Party without restriction on disclosure; or (iv) independently developed by the Receiving Party without use of information provided by the Disclosing Party. It is agreed that there is no public information relating to the source code or object code of RadTherm and that this is Confidential Information.

10.3	Disclosure Required by Law. If either Party or any of its representatives is required by law to disclose any of the Confidential Information of the other Party, said Party will, if legally permissible, promptly notify the other Party of such requirement prior to making the disclosure. The Parties will then confer and use reasonable, good faith efforts to agree on a form and terms of disclosure reasonably acceptable to both Parties in light of the circumstances under which the disclosure is required to be made, provided that if following such notice and conferring the Parties are unable to agree on a mutually acceptable form and terms of disclosure, then the Party required by law to make the disclosure shall have no liability to the other Party provided the Party making such disclosure makes reasonable efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by the tribunal requiring disclosure.

10.4

Protection of Confidential Information Generally. Each Party agrees (i) not to disclose the other’s Confidential Information to any third party except as specifically permitted by this Agreement and (ii) to use the other’s Confidential Information only for the purpose for which it was disclosed pursuant to this Agreement. Each Party may disclose Confidential Information to its officers, directors and employees who are participating in or supervising the fulfillment of its rights or obligations hereunder and to representatives, including its accountants, financial advisors, outside counsel and other representatives with a bona fide need to know (collectively, the “Representatives”), provided that prior to disclosing Confidential Information to a Representative, the Party shall inform such Representative of the requirements of this 10.0 and, unless such Representative is already bound by rules of professional responsibility to maintain the confidence of client disclosures, obtain from such Representative an executed copy of the form set forth as EXHIBIT E to this Agreement. Each Party will promptly notify the other upon learning of any unauthorized disclosure or use of the other’s Confidential Information and will take all steps reasonably requested by the other Party to remedy any such disclosure or use. Each Party will only copy Confidential Information of the other Party to the extent reasonably necessary to use the Confidential Information for the intended purpose for which it was disclosed and will reproduce on all such copies all confidentiality and other proprietary rights notices appearing on the originals.

10.5	Additional Protection of Each Party’s Software and Proprietary Rights. Each Party acknowledges that all software (whether in object code or source code) and documentation developed by the other Party shall remain the sole and exclusive property of the other Party and that the other Party shall retain all title, copyright and other proprietary rights in its software and documentation. Except as specifically licensed hereunder, each Party agrees (i) to protect and maintain the confidentiality of the other Party’s software and documentation, (ii) not to recreate or reengineer or attempt to recreate or reengineer the other Party’s software, and (iii) not to copy the other Party’s software or documentation without the express written consent of the other Party.

10.6	Duration of Confidentiality Obligation. The rights and obligations of the Parties under this Section 10.0 shall continue for a period commencing on the date of the first disclosure of Confidential Information and ending on the later to occur of the date 5 years following (a) the last such disclosure or (b) the date of expiration of this Agreement. Notwithstanding the foregoing, Licensee’s customer data shall be maintained as Confidential Information in perpetuity unless and until it ceases to be Confidential Information pursuant to Section 10.2 hereof.

10.7	Injunctive Relief. Violation of the obligations set forth in this Section 10.0 by a Receiving Party would cause irreparable harm to the Disclosing Party not adequately compensable by money damages. Either Party may therefore seek injunctive relief to prevent an actual or threatened violation of this Section 10.0.

11.0	INDEMNIFICATION

11.1	Scope of Indemnity. Company will defend any action brought against Licensee or its customers (collectively, the “Indemnitees”) to the extent that it is based upon a claim that unmodified Derivative Product furnished hereunder and used within the scope of the licenses granted hereunder infringes any Intellectual Property Right in the United States or abroad. Company will pay all resulting costs, damages, settlement fees and reasonable legal fees incurred by the Indemnitees in any actions that are attributable to such claim provided that (i) Company is notified in writing of such claim; and (ii) Company has sole control of the defense of any such claim and all related settlement negotiations (although Company shall be required to obtain the applicable Indemnitees’ consent prior to finalizing any settlement agreement).

11.2	Right to Modify Infringing Product. Should the Derivative Product become, or be likely to become, in Company’s reasonable opinion, the subject of a claim of infringement of such copyright or patent, Company may procure for Licensee and its customers, at Company’s cost, the right to continue using the Derivative Product, or replace or modify it to make it non-infringing. Any such replacement or modification must provide equivalent functionality, and Company must so certify in writing prior to any such replacement or modification.

11.3	Exceptions. Company shall have no liability for any claim based upon (i) Use, operation or combination of the Derivative Product with non-Company programs or data if such infringement would have been avoided but for the non-Company programs or data; or (ii) Use or operation of the Derivative Product in a manner not in accordance with this Agreement.

11.4	Entire Liability. This Section 11.0 states the entire liability of Company with respect to infringement of copyrights and patents.

12.0	WARRANTY

12.1	General Warranty. Company represents and warrants that it has the right to enter into this Agreement and grant the licenses granted hereby. Without limiting the foregoing, Company represents that it has obtained all rights and licenses from third parties, including, without limitation, Ford Global Technologies, necessary to grant the licenses granted hereby.

12.2	Product Warranty. For ninety (90) days following each shipment of a copy of the Derivative Product to Licensee’s customer (the “Warranty Period”), Company warrants to Licensee and Licensee’s customer that such copy of the Derivative Product shall substantially conform to the specifications in the Documentation for such Derivative Product in effect when the Derivative Product is shipped to Licensee’s customer. This warranty does not cover any modification made to the Derivative Product by Licensee or its customer. If, during the Warranty Period, Licensee or its customer finds what it believes to be an error or a failure of the Derivative Product to meet specifications which materially affect performance or proper operation of the Derivative Product, Company will promptly correct, at no cost to Licensee or its customer, any such errors or failures. This is Licensee’s sole and exclusive remedy for any express or implied warranties hereunder other than the indemnification specified in Section 11.0 hereof.

12.3	Disclaimer. EXCEPT AS PROVIDED IN SECTIONS 12.1 and 12.2 HEREIN, ALL CONDITIONS (INCLUDING BUT NOT LIMITED TO IMPLIED CONDITIONS OF FITNESS FOR PURPOSE AND MERCHANTABILITY) WARRANTIES AND REPRESENTATIONS EXPRESSED OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE ARE HEREBY EXCLUDED.

13.0	SUPPORT; MAINTENANCE

13.1

Updates, Revisions and Enhancements. Company, at no additional cost to Licensee or its customers, will provide Licensee with product and technical support and Updates, enhancements, new Releases, Versions, and revisions to the Derivative Product (subject to Company’s customary product development and defect-correction process) in a manner consistent with Company’s Release, Update and correction schedule for the Product from which the Derivative

Product is derived. Licensee will periodically provide a list of proposed developments and enhancements to the Derivative Product to Company. After review and discussion with Licensee, Company will consider these requests for prioritization in its product development plans. The support of any specific Release and Version on any specific hardware platform, operating system, and compiler will be provided for the same duration, range and degree as Company provides for its Product.

13.2	First-Tier Customer Support. Licensee is solely responsible for all media provided to Licensee’s customers and for the sale and first-tier support of the Derivative Product with Licensee customers and prospective customers, including providing end user customers with (i) software maintenance including patches and Updates provided to Licensee by Company; and (ii) software support including operational instruction, problem reporting and technical advice (“First-Tier Support”).

13.3	Issue List. On an ongoing basis, Licensee shall provide Company with a prioritized list of customer issues/bugs. Company and Licensee will work cooperatively to prioritize fixes and customer responses.

13.4	Company Support. Company will provide Licensee with support for the Derivative Product as set forth in EXHIBIT D hereto. All Company support of Licensee customers will be coordinated by and through Licensee.

13.5	Training. Company will provide initial training at an agreed upon date (at no cost) to specified Licensee employees to enable Licensee to provide First-Tier Support of the Derivative Product. Licensee will provide initial training at an agreed upon date (at no cost) to specified Company employees to enable Company to understand and use the Derivative Product with the PowerFLOW software.

14.0	LIMITATION OF LIABILITY

14.1	Exclusion of Certain Types of Damages. In no event shall either Party be liable to the other for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, incidental or consequential damage or injury direct or indirect of any kind, except a loss incurred by either Party as a result of breach of confidentiality under this Agreement or otherwise.

14.2

Cap on Damages. Notwithstanding anything in this Agreement to the contrary, the entire liability of the Parties for damages concerning performance or nonperformance by the other Party in any way related to the subject matter of this Agreement and regardless of whether the claim for such damages is based in contract or in tort, shall not exceed the amount of the payments made hereunder by Licensee to Company (in the case of Company’s liability) or owed by Licensee to Company hereunder but not paid by Licensee (in the case of Licensee’s liability), with the exception that there will be no limitation on any moneys owed to a Party by the other Party as damages for a breach of a confidentiality obligation under Section 10.0 of this Agreement or owed by Company to Licensee in connection with its indemnification obligations under Section 11.0 of this Agreement.

15.0	TERM; TERMINATION

15.1	Term. The term of this Agreement shall commence on the date executed by both Parties and shall remain in effect unless and until terminated for convenience pursuant to Section 15.2 or for cause pursuant to Section 15.3.

15.2	Termination for Convenience. This Agreement shall remain in effect for a minimum of three (3) years before either Party may provide notice to the other Party of its desire to terminate the Agreement for convenience. At any time after this Agreement has been in effect for three (3) years, a Party may serve notice on the other Party of its desire to terminate this Agreement for convenience in which case this Agreement shall terminate thirty-six (36) months after the date of receipt of such termination notice. (For the avoidance of doubt, the Agreement shall remain in effect for a minimum of six (6) years unless terminated for cause pursuant to Section 15.3.) During the thirty-six (36) month period after a Party gives notice of its desire to terminate for convenience, this Agreement shall remain in full force and effect, except that, if Licensee gives notice of termination for convenience, it shall no longer be entitled to further Releases and enhancements of the Derivative Product during such notice period.

15.3	Termination for Breach. Either Party may, at their option, terminate this Agreement and License granted hereunder if the other Party breaches any material obligations under this Agreement, and if such breach is not cured within thirty (30) days after written notice of the alleged breach.

15.4	Survival. The rights and obligations of the Parties that by their terms survive termination of this Agreement shall so survive. In addition, the rights and obligations of the Parties set forth in Sections 3.0, 7.0, 9.2, 10.0, 11.0, 12.0, 14.0, 15.5, 15.5 and 17.0 and, where noted, in Exhibit D of this Agreement shall survive termination of this Agreement.

15.5	Payments upon Termination. Upon termination, all undisputed payments by Licensee to Company that are due or outstanding at the time of termination shall be paid in accordance with Section 5.5 of this Agreement.

16.0	ASSIGNMENT

A change of control or ownership of a Party shall not be deemed to constitute an assignment of this Agreement and this Agreement shall remain in full force and effect notwithstanding any such change of control or ownership, whether through merger, consolidation, acquisition of the equity of a Party, acquisition of the assets of a Party or otherwise. For the avoidance of doubt, any such successor by change of control or ownership of a Party shall remain bound by this Agreement. Except as set forth in this Section 16.0, neither Party shall assign this Agreement to any third party.

17.0	GENERAL

17.1	Severability. In the event that any one or more of the provisions of this Agreement is found to be illegal or unenforceable, then such provisions shall, if practicable, be narrowed, broadened, amended and/or construed (as appropriate) to be legal and enforceable and to reflect as closely as possible the intent of the Parties at the time of execution of this Agreement and, unless such result would be unfair to one of the Parties, the remainder of this Agreement shall remain in full force and effect.

17.2	No Waiver. Neither Party’s right to require performance of the other Party’s obligations hereunder shall be affected by any previous waiver, forbearance, or course of dealing.

17.3	Independent Contractor. This is a License Agreement. Each of the Parties is, with respect to the other Party, an independent contractor. No agency, partnership, joint venture or other joint relationship is created hereby and neither Party nor either Party’s agents have any authority of any kind to bind the other Party in any respect whatsoever.

17.4	Force Majeure. Notwithstanding anything in this Agreement to the contrary, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes beyond reasonable control of the Party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inaction’s of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters or default of a common carrier.

17.5	Consents. Wherever in this Agreement either Party’s consent is required, such consent shall not unreasonably be withheld or delayed.

17.6	Entire Agreement. This Agreement supersedes all proposals, oral or written, and all communications between the Parties relating to this Agreement. The terms and conditions of this Agreement shall prevail against any variance submitted by Licensee through purchase order or other written instrument. This Agreement may only be modified by written amendment signed by both Parties.

17.7	Notices. Notices under this Agreement shall be sufficient only if mailed by certified or registered mail, return receipt requested, by international courier, by facsimile, by electronic mail on the Internet, or personally delivered to the Parties. Notices by mail shall be deemed received three days after deposit. Notices to Company or Licensee, as appropriate, shall be sent to the address of such Party specified on the first page of this Agreement.

17.8	Confidential Terms of Agreement. The existence of this Agreement may be disclosed for business purposes by either Party; however, the specific terms and conditions of this Agreement shall be kept confidential between Licensee and Company and neither Party shall disclose the terms and conditions contained herein to any third party unless disclosed under confidential conditions to advisors, accountants, attorneys, agents, potential acquirers and their agents, corporate subsidiaries of the Disclosing Party for business or accounting purposes or to enforce such Party’s legal rights under this Agreement.

17.9	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and the Parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for resolution of disputes and enforcement of rights pertaining to this Agreement.

18.0	NON SOLICITATION OF EMPLOYEES

18.1	The Company and Licensee agree that during the period that this Agreement is in force, including extensions or modifications thereto, neither Party will actively recruit, or solicit employees of the other Party, without the prior written approval of the party whose employee is being considered for employment. This does not prohibit any employee from responding to or pursuing employment opportunities through normal media channels, so long as it is not an attempt to avoid the intent of the above restriction.

19.0	OTHER AGREEMENTS

19.1	Nothing in this Agreement shall prevent the Company from entering into any other agreements related to their software products, including RadTherm, which may involve partnerships with other companies, development of competitive software products which are independently created, rights to distribution, or any other business relationship, provided that such agreements are not inconsistent with the terms hereof.

EXHIBIT A

LIST OF PRODUCTS AND DERIVATIVE PRODUCTS

Product	Derivative Product

RadTherm	PowerTHERM

EXHIBIT B

LICENSEE SUPPORTED PLATFORMS

EXHIBIT C

DISCOUNTS

Licensee to pay Company license fees for sales of Object Code licenses as defined in the applicable Product Price List discounted based on total revenues from purchases of any and all licenses of all Derivative Products in accordance with the following table:

DISCOUNTS BASED ON TOTAL REVENUES

Total Annual Revenues	Discount from List Price
Up to $**	**%
Over $** up to $**	**%
Over $**	**%

Annual revenues are the total cash revenues received by Company for license fees beginning January 1 and ending December 31 of each year in the Term of the Agreement. For year 1, anytime prior to January 1, 2007 that this Agreement is in effect will be considered as contributing to the annual year beginning January 1, 2007.

The per unit annual price of licenses shall be prorated for licenses granted for terms of less than one (1) year by dividing the number of months of the license term by twelve.

At the beginning of each annual period, the total annual amount of revenues returns back to zero and discounts per unit license are calculated according to the revenue level achieved per the schedule above.

Both Parties agree to re-negotiate in good faith, and upon mutual agreement not to be unreasonably withheld, the discounts and pricing outlined in this EXHIBIT C if for whatever reason the terms and conditions provided herein become unworkable in any way, or if pricing changes are desirable and agreed upon by both Parties.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

EXHIBIT D

TECHNOLOGY UPDATES AND PRODUCT SUPPORT

1.0	Definitions:

All terms beginning with an initial capital letter used herein shall have the same meaning as defined in the body of the Agreement.

2.0	RESPONSIBILITIES OF COMPANY

2.1	Training. Company will provide, free of charge to Licensee and at Company’s expense, sufficient training on the technology, theory and operation of the Derivative Product to Licensee’s Customer Support and Sales Support organizations. Such technical training shall provide Licensee’s Customer Support organization with the information and knowledge base required to provide Licensee’s customers with First-Tier Support. Training shall take place at Licensee’s Corporate headquarters in Burlington, Massachusetts or at another site of Licensee’s choosing and at a time to be mutually agreed to by the Parties.

2.2	Continued Development. Company agrees to work in close conjunction with Licensee to continue the development of the Derivative Product and support Licensee in its Use and development of Derivative Product. Under the guidance of Licensee’s development group, such development shall be executed in accordance with requirements, schedules and specifications mutually agreed to by the Parties. This EXHIBIT D defines Company’s duties in regard to enhancements and repair of defects in the Derivative Product. All revisions, modifications and enhancements to the Derivative Product will automatically be included as part of the Derivative Product as defined in the Agreement and the Parties shall be bound by the same terms and conditions therein with regard to such revisions, modifications and enhancements.

2.3	Technical Support. Company agrees to provide Licensee with product and technical support and Updates, enhancements and revisions to the Derivative Product sufficient to enable Licensee to satisfy reasonable customer requests for bug fixes, error corrections, performance upgrades, information about how to make effective use of the Derivative Product and product improvements and information reasonably necessary to maintain the competitive status of the Derivative Product. Company, through its technical support representative, shall respond promptly to any Licensee request for technical support and, without limiting Company’s obligations pursuant to Section 2.4 immediately below, shall make commercially reasonable efforts to provide corrections to errors that materially effect the operation of the Derivative Product as soon as reasonably possible.

2.4	Defects. Subject always to Licensee having identified, documented and reported such defects to Company, Company shall remedy defects in the Derivative Product.

(a)	Major Defects. A “Major Defect” shall be defined as one where the Derivative Product or data is destroyed, or loss of critical functionality occurs, or the computer is hung-up and a reset is required; and there is no defined workaround to avoid the defect occurring during operation of the Derivative Product.

Derivative Product will be deemed corrected of Major Defects by:

i.	temporary correction of the Object Code (patching);

ii.	correction and recompilation of the Source Code and delivery of the revised Object Code by courier and without regard to the expected release date of the next scheduled software update; or

iii.	by adaptation of the Documentation but without reducing the functionality of the Derivative Product.

Company will make all commercially reasonable efforts to correct Major Defects within one (1) day of receipt of notice thereof from Licensee.

(b)	Minor Defects. A “Minor Defect” shall be defined as one where there is a loss of some capability or flexibility of the system, or a feature does not operate as documented; and there is no defined workaround or method of avoiding the defect during operation of the Derivative Product.

Derivative Product will be deemed corrected of Minor Defects by:

i.	temporary correction of the Object Code (patching);

ii.	correction and recompilation of the Source Code and delivery of the revised Object Code as part of the next scheduled software update; or

iii.	by adaptation of the Documentation but without reducing the functionality of the Derivative Product.

Company will make all commercially reasonable efforts to correct Minor Defects within five (5) days of receipt of notice thereof from Licensee.

(c)	Exclusions. Company will be under no obligation to correct any problem resulting from:

i.	any modification made to the Derivative Product by personnel other than those of Company; or

ii.	use by Licensee or its customer otherwise than in accordance with such user Documentation.

2.5	Revisions, Modifications and Enhancements. Company shall provide Licensee notification of revisions, modifications and enhancements to the Derivative Product prior to their general availability. The contents of all Releases Versions shall be decided upon by Company in its sole discretion and will generally include changes that correct defects and provide enhancements and upgrades to update each of the Derivative Products to the most current Release of the Product from which the Derivative Product has been derived then being generally marketed by Company. All revisions, modifications and enhancements to the Derivative Product will automatically be included as part of the Derivative Product as defined in the Agreement and Licensee shall be bound by the same terms and conditions therein with regard to such revisions, modifications and enhancements.

2.6	Releases for Licensee. Company will provide Licensee, free of charge, subject to the terms and conditions of the Agreement attached hereto, with one (1) copy of each of the Release(s) or Version(s) of the Derivative Product not more than thirty (30) days following the general availability of the Product from which it is derived. Said Release(s) and Version(s) will automatically be included as part of the Derivative Product as defined in the Agreement and Licensee shall be bound by the same terms and conditions therein with regard to the new Release.

2.7	Documentation. Any and all revisions to the Documentation as made available by Company generally for the Product will be provided for the Derivative Product. Any revision made to the Documentation will automatically be included as part of the Documentation as defined in the License Agreement attached hereto and Licensee shall be bound by the same terms and conditions therein with regard to such revisions.

3.0	OWNERSHIP, USE AND CONFIDENTIALITY

3.1	License Terms. All changes, improvements or Updates to the Derivative Product will be provided by Company under the license terms set forth in the Agreement, and are subject to the restrictions and confidentiality provisions and conditions of the license terms contained in the Agreement, to the same extent as the Derivative Product as originally installed.

3.2	Warranties., Indemnification. All changes, improvements or updates to the Derivative Product are subject to the warranty terms described in Section 12.0 and the indemnification provisions of Section 11.0 of the Agreement.

3.3	Damages. All Releases supplied pursuant to this Technology Update and Product Support Agreement shall be subject to the limitation of liability provisions of Section 14.0 of the Agreement attached hereto.

4.0	SURVIVAL OF CERTAIN OBLIGATIONS

Company’s obligations under Sections 2.3, 2.4, 2.5, 2.6, and 2.7 of this EXHIBIT D shall continue for as long as any End User License Agreements are in effect.

EXHIBIT E

The undersigned party acknowledges that it has read and is familiar with the provisions of Section 10.0 of the OEM License Agreement pertaining to Confidential Information entered into as of                     , 20    between EXA CORPORATION and THERMOANALYTICS, INC. The undersigned hereby agrees to abide by and be bound by all of the terms and covenants pertaining to use and non-disclosure of Confidential Information set forth in said Section 10.0.

(Party’s Name)

(Signature)

(Title)